Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com

Sprouts Farmers Market, Inc. Announces Appointment of Nicholas Konat as President and Chief Operating Officer

PHOENIX, Ariz. – (Globe Newswire) – February 24, 2022 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Nicholas Konat has been appointed as president and chief operating officer of the company, effective March 21, 2022. Konat has most recently served as chief merchandising officer at Petco Health and Wellness Company, Inc. (NASDAQ: WOOF), a leading brand in the U.S. pet care industry and will oversee the company’s operations, marketing, merchandising, and innovation functions and report to Jack Sinclair, chief executive officer.

“I am absolutely thrilled to welcome Nick to the Sprouts executive leadership team,” said Sinclair. “Nick’s deep-rooted merchandising and product innovation experience with preeminent retail brands will help to propel our company forward as we continue to execute on our strategic plan.”

Konat joined Petco in 2015 and prior to his appointment as chief merchandising officer in 2018, served as vice president of private brands and merchandising and senior vice president – general manager. Prior to joining Petco, Konat served as director of food merchandise planning at Target Corporation, capping a more than nine-year career at Target where he held a range of merchandising, planning and leadership roles across the food and fashion categories. Konat also spent six years with Accenture plc, a multinational professional services company. Konat holds an honors bachelor’s degree in political science and government from St. John’s University.

“I am honored to join Sprouts and look forward to working with the team as we continue to profitably grow by fulfilling our mission of providing healthy living options for less to more people,” said Konat. “Sprouts pioneered making healthy food affordable twenty years ago, and I hope to build on this foundation by serving our customers, making lasting positive changes to the company and improving access to fresh, natural and organic foods as we expand across the country.”

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements that involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include those set out in the company’s Securities and Exchange Commission filings. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts is the place where goodness grows. True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the fastest-growing retailers in the country, Sprouts employs approximately 31,000 team members and operates more than 370 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

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Source: Sprouts Farmers Market, Inc

Phoenix, AZ

2/24/22